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                                                                    EXHIBIT 23.3


                             INDEPENDENT REGISTERED
                        PUBLIC ACCOUNTING FIRM'S CONSENT


We hereby consent to the use in Amendment No. 1 to this Registration Statement (Form S-1 No. 333-122208 as filed on January 21, 2005) of our report dated January 30, 2004, except for Note 4, dated May 10, 2004, relating to the combined financial statements of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC, which appear in such Registration Statement of Great Wolf Resorts, Inc.

We also consent to the reference to us under the headings "Experts," "Selected Financial And Other Data" and "Summary Financial and Other Data" in such Registration Statement.


/s/ Rubin, Brown, Gornstein & Co. LLP

Rubin, Brown, Gornstein & Co. LLP
St. Louis, Missouri
February 9, 2005